As filed with the Securities and Exchange Commission on January 28, 1999
                                              Registration No. 333-_____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            -------------------------

                                 DATA RACE, INC.
             (Exact name of Registrant as specified in its charter)
                             12400 Network Boulevard
                            San Antonio, Texas 78249
                                 (210) 263-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                            -------------------------

             Texas                         3661                  74-2272363
(State or other jurisdiction of      (Primary Standard        (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                       Code Number)

                            -------------------------

                                Gregory T. Skalla
                                 DATA RACE, Inc.
                             12400 Network Boulevard
                            San Antonio, Texas 78249
                                 (210) 263-2000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to

                              Matthew R. Bair, Esq.
                    Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             1500 NationsBank Plaza
                               300 Convent Street
                            San Antonio, Texas 78205

                            -------------------------

                  Approximate date of commencement of proposed
                sale to the public: As soon as practicable after
                 this Registration Statement becomes effective.

                            -------------------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================
                                                    Proposed             Proposed
                                                     Maximum             Maximum             Amount of
                             Amount to be        Offering Price         Aggregate          Registration
                              Registered          Per Share(1)           Offering             Fee(1)
                                                                         Price(1)
--------------------------------------------------------------------------------------------------------
Common Stock, no par value..   3,688,778             $8.0625          $29,740,772.62          $8,268
========================================================================================================

(1) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the common stock, as reported by the Nasdaq National Market on January 25, 1999.
                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                           Subject to Completion
                                                                January 28, 1999

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             Up to 3,688,778 Shares

                                 DATA RACE, INC.

                                  Common Stock

     Our common stock is traded on the Nasdaq National Market under the symbol "RACE." On January 25, 1999, the closing price of our common stock was $7 3/4.

     These shares of common stock are being sold by the security holders listed under the heading "Selling Shareholders." The selling shareholders previously received the shares from us or will receive the shares from us by converting previously issued preferred stock or exercising previously issued common stock purchase warrants. We will not receive any of the proceeds from the sales of the shares by the selling shareholders.

     Investing in our common stock involves many risks. See "Risk Factors" beginning on page 3.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                                --------------

               The date of this prospectus is January __, 1999.

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----

Where You Can Find More Information..........................................2
About DATA RACE, Inc.........................................................3
Risk Factors.................................................................3
Forward-Looking Statements..................................................13
Use of Proceeds.............................................................14
Selling Shareholders........................................................14
Plan of Distribution........................................................17
Legal Opinions..............................................................19
Experts.....................................................................19


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares.

     .  Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

     .  Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     .  Current Report on Form 8-K filed August 4, 1998; and

     . Registration Statement on Form 8-A filed with the SEC on October 5, 1992, which contains a description of the terms of the company's common stock, as well as any amendment or report filed later for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         DATA RACE, Inc.
         Attn:  Corporate Secretary
         12400 Network Blvd.
         San Antonio, Texas  78249
         (210) 263-2000

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-___________). More information about the shares sold by the selling shareholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.


                              ABOUT DATA RACE, INC.

     We design, manufacture and market a line of communications products for remote access to the corporate environment. Our unique client/server product, the Be There!(TM) Remote Access System, gives teleworkers access to all elements of corporate communications networks, including the PBX, Intranet and Internet. Through Be There!, remote workers send and receive e-mail, faxes and phone calls simultaneously over a single phone line. We also design and manufacture advanced network multiplexers which carry data, network, voice and fax traffic between a company's multiple offices. We sell our products nationally through Inacom Communications and Data General Corp., and through many regional resellers.

     Our principal executive offices are located at 12400 Network Boulevard, San Antonio, Texas 78249, and our telephone number is (210) 263-2000. You can access our web site at http://www.datarace.com.


                                  RISK FACTORS

     An investment in the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our company. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Substantial Dependence on Be There! Products Whose Market Acceptance is Not
Proven

     Our goal of returning to profitability and developing a more reliable revenue base will depend on the success of our Be There! Remote Access System. Since its release in early 1997, the Be There! product line has had very limited success and revenue to date from the products has not been significant. The Be There! system represents a new type of product for us which is significantly different from the our network multiplexer products and custom modem products. This new product line presents a unique set of risks and challenges for us. Our future success is dependent on many factors, including our ability to do the following:

     .    penetrate our target markets and increase sales of the Be There!
          products;

     . timely and successfully develop and introduce new or follow-on products;

     . enhance the features and performance, including voice quality, in order to achieve broad market acceptance of the Be There! products;

     . continue to develop existing distribution channels and establish new distribution channels;

     . develop affiliations with leading market participants which facilitate product development and distribution;

     . market existing and new products through distributors, resellers and others; and

     .    overcome potential competition.

     In order to pursue our objectives in the remote access solutions market, we have developed and continue to seek relationships with strategic partners who can assist us with marketing, distribution and further development of the Be There! product line, who can provide needed capital, and who can enhance the value of our business and assets. We can not assure you that we will be able to maintain existing relationships or develop new ones. The loss of these relationships or the inability to forge a key relationship could materially adversely affect us. We can not assure you that we will establish a market for Be There! or establish our credibility in such market.

Recent Operating Losses and Expected Continued Losses

     We have suffered substantial recurring losses, and we have not had significant revenue to date from our Be There! products. It is possible that we will never return to profitability or generate future revenue levels sufficient to support operations. Our independent auditors have included an explanatory paragraph in their report covering the June 30, 1998 financial statements which expresses substantial doubt about our ability to continue as a going concern. The explanatory paragraph notes that we have suffered recurring losses and incurred negative cash flow from operations during fiscal 1998 and fiscal 1997.

Need for Additional Capital and No Assurance of Raising Additional Capital

     Our ability to sustain operations, make future capital expenditures and fund the development and marketing of new or enhanced products is highly dependent on our ability to raise additional capital. We do not expect that our limited existing cash will sustain the company until we achieve positive cash flow and we do not expect to return to profitability so long as expenditures on the Be There! products remain disproportionate to attendant Be There! revenues. Even if our sales grow, we could require additional capital to hire additional personnel and increase inventory levels. We will therefore likely require more capital in the near future. We can not predict the timing and amount of our future capital requirements. It is possible that sources of capital, such as investors, lenders or strategic partners may perceive our recent history of losses, current financial condition, or lack of our technology's acceptance as too great a risk to bear. As a result, we may not be able to obtain additional capital on favorable terms, if at all. If we can not obtain additional capital when needed, we may be forced to agree to terms which are not attractive to the company or our shareholders or we may be required to suspend some, or ultimately, all of our operations.

Risk of Losing Nasdaq National Market Listing

     Companies with securities listed on the Nasdaq National Market must satisfy certain maintenance criteria, including minimum net tangible asset and stock price requirements in order to remain listed. Our recurring losses have had a negative effect on shareholders' equity, and we did not meet the Nasdaq National Market net tangible assets requirement of $4 million on June 30 and September 30, 1998. In late September 1998, we received a notice of non-compliance from Nasdaq. We appealed the determination and a hearing on our appeal was held in mid-January 1999. We have not yet received the results of the hearing, and can give no assurance as to the outcome. In addition, our stock price is volatile and, during a six-week period in 1998, closed below the Nasdaq National Market minimum requirement of $1.00 per share. We may not be able to sustain compliance with the maintenance criteria of the Nasdaq National Market, the failure of which could result in the delisting of our common stock from such market. Termination of listing of the common stock would likely have a material adverse effect on the market price and liquidity of the common stock, and on our ability to raise additional capital. Delisting could also jeopardize certain secondary trading exemptions from state "blue sky" laws, further affecting liquidity of the common stock. In addition, we would be liable for substantial monetary penalties to the holders of the preferred stock in the event of such a termination of listing. Our failure to pay such penalties could also result in redemption of the preferred stock.

Potential Adverse Effects of Rapid Technological Changes

     The market for our products is characterized by rapidly changing technology, emerging industry standards, product proliferation and short product life cycles. We believe that our future success will depend on our ability to enhance our existing products and to develop and introduce new products, which conform to or support emerging data communications standards, meet a wide range of evolving user needs, and be accepted by the market. The introduction of new or enhanced products requires us to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories, and ensure that adequate supplies of new products can be delivered to meet customer demand. We may not succeed in developing and marketing such new products or that we will be able to respond effectively to technological changes, emerging industry standards, or new product introductions by others. In addition, our competitors may introduce products or services incorporating technology as advanced or more advanced than ours, making our products or technologies obsolete. As the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products, as we have experienced in the past, could adversely affect our operating results. Conversely, the growth of the market for communications products has been driven in part by the rapid technological change experienced by that market. It is possible that such rapid technological change will not continue or that the telecommunications infrastructure will not have the capacity to support such products. Any of these factors could adversely affect the market for our products as well as our operating results.

Teleworker Market May Not Develop as Expected

     The teleworker market is rapidly changing. The size and growth of the teleworker market may be affected by various factors, including changes in market trends and market needs and changes in technology. The actual rate of growth and size of the market may not reach expected levels. In addition, our teleworker products have not yet been accepted widely in the market and may never be adequately accepted in the market, whether because of shortcomings with our feature sets and performance or for other reasons. We are beginning to see and expect to see a growing array of remote access solutions, some or many of which may be competitive to our products. Our business will be adversely affected if the teleworker market does not develop as we hope, or if we are not able to penetrate this market.

Intensely Competitive Industry; Competitors Have Greater Resources

     The communications industry is intensely competitive. We currently compete principally in the remote access markets. Our existing and potential competitors have far more extensive financial, engineering, product development, manufacturing and marketing resources than we have. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote much greater resources to the development, promotion, and sale of their products and services than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to address the needs of our prospective customers. New competitors or alliances among competitors may emerge and rapidly acquire significant market share. Many of these competitors have far greater brand recognition, which places us at a competitive disadvantage. In addition, some competitors, including many foreign competitors, have a lower cost structure that gives them a competitive advantage on the basis of price. Our products and services compete on the basis of a number of factors, including features and functions, modularity and expandability, reliability, service and support, supplier credibility, recommendations of the systems integrators, perceived cost savings and price.

     Our teleworker products may compete in areas in which we do not have the experience or resources to address. Competitors may introduce products or services incorporating technology as advanced or more advanced than ours. Changes in the communications environment may also render our competitors' product solutions more attractive to the customer than ours. For example, Sprint recently announced its ION service and Lucent Technologies has also announced a relevant product known as the Virtual Telephone, both of which purport to provide many of the Be There! features. Technologies such as ISDN and the more recently announced DSL products also provide a more limited set of features similar to those offered by Be There! In addition, we expect new competition to arise as new technologies develop, such as Computer Telephony Integration, Voice Over IP, and others. The competitive pressures we face could materially and adversely affect our business, financial condition or operating results.

Difficulties in Marketing Through Indirect Sales Channels

     We believe that the success of our Be There! products will depend, in large part, on our ability to market through distributors, resellers, and other strategic marketing partners. We have little experience marketing in these channels. Independent distributors, resellers, and other strategic marketing partners, including Inacom Communications and Data General Corp., are not contractually committed to continue to purchase our products and therefore could discontinue carrying our products at any time in favor of a competitor's products or for any other reason. The loss of any of our major distributors or resellers, including Inacom Communications and Data General Corp., would likely have a significant adverse effect on our business. Our failure to successfully develop, manufacture, and market products appropriate for such channels could also have a material adverse effect on our business.

Dependence on Limited Number of Customers; Fluctuations in Period to Period Operating Results

     Although we have not yet recorded significant revenue from our teleworker products, we are currently attempting to market our products to large corporations, as well as to smaller businesses. Although we have not had much success to date, if we do succeed in attracting large customers, our revenue could fluctuate significantly. We have also recently announced orders from Sabratek corporation, a manufacturer of medical systems for the alternate-site health care market, and announced our expectation for additional orders over the coming months. Sabratek is not obligated to purchase a minimum amount of products. A reduction or delay in orders or a delay or default in payment by an important customer, including Sabratek, or the loss of a major customer, could materially and adversely affect our operating results. Other factors which could cause operating results for a particular quarter or other period to vary considerably include the following:

     .    the overall state of the communications products and services market;

     .    pricing and other competitive conditions;

     .    market acceptance of our products;

     . the timing of the announcement and introduction of new products and services by us and our competitors;

     .    variations in our product mix and component costs;

     .    the financial stability of our customers;

     .    the timing of our expenditures in anticipation of future sales;

     .    the timing of product development costs; and

     .    economic conditions generally.

     We expect our operating results to continue to fluctuate from period to period in the future as a result of the factors described above and other factors, particularly until such time, if ever, that revenue from Be There! sales increase substantially. Any of these factors could materially adversely affect our operating results.

Dependence on Management and Other Key Employees

     Our success is dependent upon our ability to retain and continue to attract highly talented managerial and technical personnel. We are especially dependent on our president and chief executive officer, our other senior officers, and our teleworker products sales executives to increase revenue from Be There! products, and on our key technical personnel to introduce new products and to remain in the forefront of technological advances. All of our senior executives and other employees are employed on an "at-will" basis. We do not have any insurance on our employees other than the $1 million dollar key-man insurance policy on

Dr. W. B. Barker. Competition for qualified personnel is intense in our industry and we may not be able to retain our key employees or attract and assimilate other qualified personnel. The loss of key personnel could materially and adversely affect our business.

Dependence on Third Party Suppliers

     We manufacture our products using components or subassemblies bought from third party suppliers. Some of these components, such as critical microchips, are available only from a single supplier, and others are available only from a limited number of suppliers. Much of our prior sales have been from products containing one or more components which are available from single supply sources. We do not have any guaranteed supply arrangements. In addition, component supplies are affected by worldwide conditions in the semiconductor market. If we could not obtain a sufficient supply of such components from current sources, we could have trouble obtaining alternative sources or altering product designs to use alternative components. We have experienced and may again experience supply shortages which delay product shipments. We may also have trouble controlling the quality and reliability of the components we use to manufacture our products. The costs of components can also rise quickly and without warning. The occurrence of any of these events could adversely affect our business, customer relationships or operating results.

Dependence on Others for Manufacturing Services

     We use third party manufacturers to assist us in assembling our products. Because of this reliance on third party manufacturers, we can not always exercise direct control over manufacturing quality and costs. We may also have problems with production schedules of our products because of other demands placed on the third party manufacturers. Delays in production or deficiencies in quality could adversely affect our operating results and could damage customer relationships. These factors could also result in significantly higher manufacturing costs.

Difficulties in Managing Inventory

     In the past we have substantially increased our inventory levels to meet production requirements of existing or anticipated orders. Inventory levels have also increased because of delays in receiving certain components, such as critical chipsets, from suppliers and the concurrent accumulation of other inventory. Increased levels of inventory could adversely affect our liquidity or increase the risk of inventory obsolescence, whether from cancellation of orders, failure to receive anticipated orders or for other reasons. High levels of inventory could also increase the risk of a decline in market value of such inventory or the risk of inventory losses from theft, fire, or other similar occurrences. Our business and financial condition could be materially adversely affected if we do not effectively manage our purchasing activities and inventory levels.

Reliance on Patents and Proprietary Technology

     Our success depends in part on our technological expertise and proprietary product designs. We rely on our trade secret protection efforts and, to a lesser extent, on patents and copyrights to protect our proprietary technologies. These steps may not be adequate to deter misappropriation or infringement of our proprietary technologies. Competitors may also independently develop technologies that are similar or superior to our technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Intellectual property laws of the United States and foreign countries may not be adequate to protect our proprietary rights.

     We expect that remote access technologies and know-how in general will become increasingly valuable intellectual properties as competition intensifies. We believe this increasing value may produce a competitive environment where intellectual property disputes are likely to arise. Intellectual property disputes may be initiated against us for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In some cases, we grant or may grant licenses of our intellectual property rights. We may be required to bring or defend against litigation to enforce our patents, to protect our trademarks, trade secrets, and other intellectual property rights, to defend against infringement claims, to resolve disputes under technology license arrangements, and to determine the scope and validity of our proprietary rights or those of others. See "Patent Infringement Lawsuit" below. Any litigation could be costly and divert management's attention, each of which could have a material adverse effect on our business and financial condition. Our limited resources may limit our ability to bring or defend against any such litigation. Adverse determinations in litigation, including litigation we initiate, could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from manufacturing or selling our products. Any of these results could materially adversely affect our business, financial condition and operating results.

     We currently license some of the technologies which we use in our products. We may not be able to continue to obtain such licenses on commercially reasonable terms. In addition, infringement claims against our suppliers could adversely affect our ability to purchase components from those suppliers.

Patent Infringement Lawsuit

     On August 19, 1998, we sued Lucent Technologies, Inc. in United States District Court in San Antonio, Texas. The suit alleges that Lucent is infringing on our patent entitled "System and Method for Providing a Remote User with a Virtual Presence to an Office." Although we believe our claims against Lucent are valid and we intend to vigorously pursue such claims, we may not be able to fully pursue the lawsuit or defend against possible counterclaims because of limited resources, including our ability to pay legal expenses. In addition, the lawsuit could adversely affect the validity or enforceability of our patents. Litigation by its very nature is unpredictable. We may not prevail in the lawsuit. Our failure to prevail in a significant manner may materially adversely affect our financial condition and operations. Additional risks associated with such litigation are also described in the risk factor above regarding intellectual property rights.

Compliance with FCC and Other Regulatory Standards

     Aspects of our products are regulated by the Federal Communications Commission. Our products must typically be tested before they are sold. The failure of our products to conform to FCC regulations or meet FCC testing requirements could delay the introduction of our products into the market, and could adversely affect our business. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining such regulatory approvals could adversely affect our operating results. Changes in such laws, policies, or requirements could also affect the demand for our products or result in the need to modify products, either of which could involve substantial costs or delays in sales and adversely affect our operating results.

We Could Be Required to Redeem the Outstanding Preferred Stock

     A total of 2,500 shares of Series D, E and F Convertible Preferred Stock are outstanding, with a total stated value of $2,500,000. The holders of the outstanding preferred stock have the right to require us to redeem their shares of preferred stock for cash, at 120% of stated value, if any of the following happens:

     . our board agrees to sell the company or the Be There! product line to another company, or our board consents to the tender offer of our shares by another company;

     . this registration statement is not declared effective by the SEC before May 16, 1999;

     . this registration statement can not be used to permit the sale of the shares issuable upon conversion of the preferred stock for 30 consecutive trading days;

     . we voluntarily terminate the listing of our shares on the Nasdaq National Market;

     . we fail to deliver shares of common stock upon conversion of the preferred stock; or

     .    we file for bankruptcy.

     In addition, if our common stock is delisted from the Nasdaq National Market, and we fail to pay required penalties to the holders of the preferred stock, then the holders of the preferred stock can require us to redeem their shares of preferred stock. If we are required to redeem the preferred stock for any reason, it is not likely that we would have sufficient cash available to effect the redemption. In that case we would be forced to attempt to find other sources of financing. If we could find such financing at all, it is not likely that that such financing would be on favorable terms. The inability to find financing or the terms of such unfavorable financing and our resulting lack of liquidity could force us to close portions or all of our operations.

Potential Drop in Stock Price Due to Floating Conversion Feature of Series D Convertible Preferred Stock

     The Series D Convertible Preferred Stock is convertible into common stock at a conversion price equal to a discount from the market price on the date of conversion. On March 16, 1999, a conversion price floor and ceiling will be established based on average market prices of the common stock during specified periods of time prior to March 16, 1999. The conversion price is capped at $3.00 per share. Based on this conversion price formula, as the market price of the common stock declines, the Series D Convertible Preferred Stock will be convertible into a proportionately greater number of shares of common stock, until the conversion price floor is reached. The number of shares we issue in payment of the premium on the preferred stock will also increase as the market price of the common stock declines. These increases in the number of shares issuable upon conversion of the Series D Convertible Preferred Stock and upon payment of the premium on the preferred stock could result in a meaningful dilution to other holders of common stock and adversely affect the market price of the common stock. In addition, the holders of the Series D Convertible Preferred Stock could convert and sell part of their shares, which could drive the stock price down even further and permit them to convert additional shares at a lower price.

Future Sales of Shares Could be Dilutive and Impair Ability to Raise Capital

     This prospectus covers the potential sale from time to time of up to 3,688,778 shares of common stock. At January 20, 1999, we had reserved approximately 1,284,899 shares of common stock for issuance upon conversion of the outstanding Series E Convertible Preferred Stock and upon exercise of other outstanding warrants. Those reserved shares are covered by other registration statements and can be sold from time to time after issuance. At January 20, 1999, we had also reserved approximately 2,435,768 shares of common stock for issuance under currently approved employee benefit plans, including 1,531,260 shares subject to outstanding options. The sale or availability for sale of a significant number of shares of common stock in the public market could adversely affect the market price of the common stock and impair our ability to raise further capital. In addition, several persons have rights of first refusal on additional financings. The existence of such rights could also adversely affect our ability to complete future financings.

Possible Negative Effects of Anti-Takeover Measures

     We have adopted a shareholder rights plan in an effort to guard against abusive tactics which could deprive our shareholders of the opportunity to realize the long-term value of their investment. In addition, certain provisions of our articles of incorporation may have the effect of discouraging unsolicited proposals to acquire control over us. Our board of directors can, without obtaining shareholder approval, issue shares of preferred stock having rights that could adversely affect the voting power of holders of the common stock, including the right to vote as a class on any proposed change of control. Such an issuance could have the effect of delaying, deferring, or preventing a change of control of the company and might make it difficult to replace incumbent management.

     Certain provisions of Texas corporate law, including the Texas Business Combination Law, could also have the effect of hindering or delaying a takeover bid for the company. Such provisions may inhibit takeover bids and decrease the chance of shareholders realizing a premium to the then market price of the common stock as a result of a takeover bid. In general, the Business Combination Law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliate shareholder, unless the business combination is approved in a prescribed manner. "Business Combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, owns or did own 20% or more of the corporation's voting stock. The terms appearing in quotations are defined in the Texas Business Combination Law.

Price Volatility

     The market price of our common stock has been, and will likely continue to be, highly volatile. This is caused in part by our relatively small market float (the aggregate market value of our publicly traded shares). Events or circumstances may cause a much greater percentage change in the market price of our shares than the market price of a company with a large market float. Many of the events or circumstances are beyond our control. Factors which may cause the market price of our stock to fluctuate substantially include the following:

     .    quarterly fluctuations in our operating results;

     . changes in and terminations of our distributor or reseller relationships;

     . adverse circumstances affecting the introduction or market acceptance of new products which we may offer;

     .    changes in or cancellations under existing contracts;

     .    loss of key personnel;

     . changes in the market success of other companies' products which utilize or incorporate our products;

     .    announcements of new products by our competitors;

     . changes in, or failure to meet, financial estimates by securities analysts;

     .    changes in accounting principles;

     . sales by our existing shareholders, including sales of the shares covered by this prospectus; and

     .    short selling.


     In addition, stock prices for many technology companies fluctuate widely for other reasons unrelated to our operating results. For example, changes in the general market perception of the high technology industry can affect our stock price. These fluctuations, as well as general economic, political and market conditions, such as recessions or military conflicts, may adversely affect the market price of our common stock. Changes in the market price of our common stock could affect our ability to successfully attract and retain qualified personnel, develop distributor, customer or strategic partner relationships, or complete other transactions in the future. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with fluctuating stock prices. Such litigation could result in substantial costs and a diversion of management's attention and resources, having a material adverse effect on us.

Year 2000 Risks

     As is true for most companies, the year 2000 issue creates a risk for us. If computer systems do not correctly recognize date information when the year changes to 2000, there could be an adverse impact on our operations. The risk for us exists primarily in the following areas:

     .    disruption of computer systems used by us to run our business including information systems, equipment and facilities;

     .    disruption of computer systems used by our suppliers, including suppliers of component parts and manufacturing services, as well as suppliers of our necessary energy, telecommunications and transportation needs;

     .    potential warranty or other claims from our customers based on year
     2000 problems with our products; and

     .    potential for reduced spending by other companies on our products as a result of significant information systems spending on year 2000 compliance.

     We are continuing to evaluate and mitigate our exposure in these areas where appropriate and expect to establish contingency plans for identifiable risks by June 30, 1999. We can not be certain that unexpected year 2000 compliance problems of our products, or our computer systems or of our vendors, customers and service providers, will not materially and adversely affect our business, financial condition or operating results.


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. Such risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus.

                              SELLING SHAREHOLDERS

     The following table lists the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder on January 22, 1999, and the number of shares which may be offered for sale by this prospectus. Each selling shareholder provided to us the information regarding his or its share ownership. Because the selling shareholders may offer all, some or none of their common stock, we can not provide a definitive estimate as to the number of shares that will be held by the selling shareholders after the offering and we prepared the following table based on the assumption that the selling shareholders sell all of the shares of common stock covered by this prospectus. The number of shares shown in the following table as being offered by the selling shareholders upon conversion of their preferred stock or exercise of their warrants does not include such presently indeterminate number of shares of common stock as may be issuable upon conversion and exercise of those securities pursuant to applicable antidilution provisions.


                                                                                          Shares Owned
                                                                                     After the Offering (1)
                                                                                     ----------------------
                                                       Shares
                                                    Beneficially
                                                   Owned Prior to   Shares Being                Percent of
       Selling Shareholder                            Offering        Offered        Number     Outstanding
       -------------------                            --------        -------        ------     -----------
Sovereign Partners L.P.(2)(12) .................       373,352        595,685          --            --
Dominion Capital Fund, Ltd.(3)(12)..............       186,396        297,396          --            --
First Capital Group of Texas II, L.P.(4)(13) ...     1,249,829        468,494        890,625        5.0%
Steven Nehorayoff(5) ...........................       578,306        148,683        429,623        2.5%
Michael S. Rosenblum(6) ........................        58,368         22,968         35,400         *
Liviakis Financial Communications, Inc.(7) .....     2,751,453      1,177,778      1,573,675        9.0%
Robert S. London(8) ............................     1,126,910        711,110        415,800        2.4%
Timothy D. Wilson, Sr. (9) .....................       173,146         88,888         84,258         *
Anthony Altavilla (10) .........................        88,888         88,888              0          0
Dr. W. B. Barker (11) ..........................       505,815         88,888        416,371        2.4%


--------------------
*Less than 1%

(1)  Assumes all of the shares covered by this prospectus are sold.

(2) On December 17, 1998, the selling shareholder bought 667 shares of Series D Convertible Preferred Stock and Class A Warrants for 151,019 shares of common stock as part of a second closing under a purchase agreement dated July 24, 1998. This prospectus covers the resale of the shares of common stock issuable upon conversion and exercise of those securities. The number of shares shown as beneficially owned assumes (i) the conversion on

     January 22, 1999, of the 667 shares of Series D Convertible Preferred Stock at the maximum conversion price of $3.00, into 222,333 shares of common stock (exclusive of any shares in payment of the premium on the preferred stock) and (ii) the exercise of Class A Warrants for 151,019 shares. As described in footnote 12 below, the actual number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock depends upon the average closing bid price of the common stock on the date of conversion, subject to the maximum and minimum conversion prices which are set on March 17, 1999. The number of shares being offered has been determined by agreement and includes 200% of the number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock at the maximum conversion price of $3.00.

(3) On December 17, 1998, the selling shareholder bought 333 shares of Series D Convertible Preferred Stock and Class A Warrants for 75,396 shares of common stock as part of the second closing under the purchase agreement dated July 24, 1998. This prospectus covers the resale of the shares of common stock issuable upon conversion and exercise of those securities. The number of shares shown as beneficially owned assumes (i) the conversion on January 22, 1999, of the 333 shares of Series D Convertible Preferred Stock at the maximum conversion price of $3.00, into 111,000 shares of common stock (exclusive of any shares in payment of the premium on the preferred stock) and (ii) the exercise of Class A Warrants for 75,396 shares. As described in footnote 12 below, the actual number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock depends upon the average closing bid price of the common stock on the date of conversion, subject to the maximum and minimum conversion prices which are set on March 17, 1999. The number of shares being offered has been determined by agreement and includes 200% of the number of shares of common stock issuable upon conversion of the Series D Convertible Preferred Stock at the maximum conversion price of $3.00.

(4) On January 22, 1999, the selling shareholder bought 750 shares of Series F Convertible Preferred Stock and Class B Warrants for 140,625 shares of common stock as part of the third closing under the purchase agreement dated July 24, 1998. This prospectus covers the resale of the shares of common stock issuable upon conversion and exercise of those securities. The number of shares shown as beneficially owned assumes (i) the conversion of 750 shares of Series F Preferred Stock, at the conversion price of $3.43125, into 218,579 shares of common stock (exclusive of any shares in payment of the premium on the preferred stock) and (ii) the exercise of Class B Warrants for 140,625 shares. The number of shares shown as beneficially owned also assumes (i) the conversion of 750 shares of Series E Convertible Preferred Stock issued on July 24, 1998, in the first closing under the purchase agreement, at the conversion price of $1.00, into 750,000 shares of common stock (exclusive of any shares in payment of the premium on the preferred stock) and (ii) the exercise of Class B Warrants issued in the first closing under the purchase agreement, for 140,625 shares of common stock. The securities issued in the first and third closings under the purchase agreement are not convertible or exercisable, except in limited circumstances, until the first anniversary of their dates of issuance. The number of shares shown as beneficially owned does not include shares of common stock beneficially owned by Jeffrey P. Blanchard, a member of the general partner (a limited liability company) of the general partner (a limited partnership) of the selling shareholder. The selling shareholder disclaims any beneficial ownership in Mr. Blanchard's shares. Mr. Blanchard is the chairman of our board of directors. The number of shares being offered has been determined by agreement and includes 150% of the number of shares of common stock issuable upon conversion of the Series F Convertible Preferred Stock at conversion price of $3.43125.

(5) On December 17, 1998, as compensation for services in connection with the purchase agreement, the selling shareholder received Class A Warrants to purchase 148,683 shares of common stock. This prospectus covers the resale of the shares of common stock issuable upon exercise of those warrants. The number of shares shown as beneficially owned also includes 279,623 shares of common stock issuable upon exercise of additional warrants.

(6) On December 17, 1998, as compensation for services in connection with the purchase agreement, the selling shareholder received Class A Warrants to purchase 22,968 shares of common stock. This prospectus covers the resale of the shares of common stock issuable upon exercise of those warrants. The number of shares shown as beneficially owned also includes 35,400 shares of common stock issuable upon exercise of the warrants previously issued.

(7) On November 19, 1998, the selling shareholder bought 488,889 shares of common stock and warrants for 488,889 shares of common stock. In addition, the selling shareholder received 200,000 shares of common stock in connection with the extension of its consulting agreement with us. This prospectus covers the resale of those shares of common stock. Unless we consent, however, 977,778 of such shares may not be sold prior to November 19, 1999, and 200,000 of such shares (together with 1,406,475 shares of common stock previously issued to the selling shareholder) may not be sold prior to January 1, 2000. The number of shares shown as beneficially owned includes the 488,889 shares issuable upon exercise of the purchased warrants. The number of shares shown as beneficially owned does not include 61,400 shares of common stock beneficially owned by John M. Liviakis, an officer, director and the principal owner of the selling shareholder.

(8) On November 19, 1998, the selling shareholder bought 355,555 shares of common stock and warrants for 355,555 shares of common stock. This prospectus covers the resale of those shares of common stock. Unless we consent, however, such shares may not be sold prior to November 19, 1999. The number of shares shown as beneficially owned includes the 355,555 shares issuable upon exercise of the purchased warrants.

(9) On November 19, 1998, the selling shareholder bought 44,444 shares of common stock and warrants for 44,444 shares of common stock. This prospectus covers the resale of those shares of common stock. Unless we consent, however, such shares may not be sold prior to November 19, 1999. The number of shares shown as beneficially owned includes the 44,444 shares issuable upon exercise of the purchased warrants.

(10) On November 19, 1998, the selling shareholder bought 44,444 shares of common stock and warrants for 44,444 shares of common stock. This prospectus covers the resale of those shares of common stock. Unless we consent however, such shares may not be sold prior to November 19, 1999. The number of shares shown as beneficially owned includes the 44,444 shares issuable upon exercise of the purchased warrants.

(11) On January 4, 1999, the selling shareholder bought 44,444 shares of common stock and warrants for 44,444 shares of common stock. This prospectus covers the resale of those shares of common stock. Unless we consent, however, such shares may not be sold prior to November 19, 1999. The number of shares shown as beneficially owned includes the 44,444 shares of common stock issuable upon exercise of the purchased warrants and 380,250 shares of common stock issuable upon exercise of outstanding options. The selling shareholder is our President and Chief Executive Officer.

(12) The Series D Convertible Preferred Stock is convertible into common stock at the option of the holder beginning March 17, 1999, subject to acceleration in certain events, at a conversion price equal to 80% of the trailing five-day average closing bid price of the common stock on the conversion date. The conversion price is subject to a minimum conversion price equal to the trailing 15-day average closing bid price of the common stock on March 17, 1999 and is subject to the maximum conversion price equal to the lesser of $3.00 or the trailing five-day average closing bid price of the common stock on March 17, 1999. The number of shares of common stock issuable upon conversion of one share of Series D Convertible Preferred Stock is computed by dividing the share's stated value of $1,000 by the applicable conversion price, plus, in the event we elect to pay in common stock the 8% accrued premium on such preferred stock, that number of shares of common stock having a value equal to such accrued premium. For a complete description of the rights, preferences and restrictions of the Series D Convertible Preferred Stock, see the Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock filed as an exhibit to our Current Report on Form 8-K filed on August 4, 1998.

(13) The Series F Convertible Preferred Stock is convertible into common stock at the option of the holder beginning January 22, 2000, subject to acceleration in certain events, at a conversion price of $3.43125. The conversion price was determined pursuant to the purchase agreement dated July 24, 1998, and equals the trailing five-day average closing bid price on January 7, 1999, the date we issued the notice under the purchase agreement to call the additional investment. The number of shares of common stock issuable upon conversion of one share of Series F Convertible Preferred Stock is computed by dividing the share's stated value of $1,000 by the applicable conversion price, plus, in the event we elect to pay in common stock the 8% accrued premium on such preferred stock, that number of shares of common stock having a value equal to such accrued premium. For a complete description of the rights, preferences and restrictions of the Series F Convertible Preferred Stock, see the Statement of Designation, Preferences and Rights of the Series F Convertible Preferred Stock, filed as an exhibit to this registration statement.


                              PLAN OF DISTRIBUTION

     The shares of common stock may be sold or distributed from time to time by the selling shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares of common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the shares of common stock may be effected by one or more of the following methods:

 .    ordinary brokers' transactions, which may include long or short sales;

 . transactions involving cross or block trades or otherwise on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market or in any other market for the common stock;

 . purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus;

 . "at the market" to or through market makers or into an existing market for the common stock;

 . in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

 . through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or

 . any combination of the foregoing, or by any other legally available means.

     In addition, the selling shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the shares of common stock, which shares may be resold thereafter pursuant to this prospectus. Shares of common stock to be sold hereunder may be issued upon conversion of the preferred stock and exercise of the warrants in accordance with their respective terms, or in other transactions with us involving the preferred stock or warrants, including, without limitation, issuance of shares of common stock in exchange for shares of preferred stock or warrants and issuance of shares of common stock pursuant to modification of the terms of the preferred stock or warrants, or in settlement of claims with respect to rights of holders of preferred stock or warrants.

     Brokers, dealers, underwriters or agents participating in the distribution of the shares of common stock as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders (and, if they act as agent for the purchaser of such shares of common stock, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The selling shareholders and any brokers, dealers, underwriters or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between any selling shareholder and any other Shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     Any underwriter may engage in stabilizing transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the common stock in connection with an offering of the common stock, thereby creating a short position in the underwriters' account. These transactions, if commenced, may be discontinued at any time.

     To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the selling shareholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

     We will not receive any of the proceeds from the sale of the shares of common stock offered hereby. We will pay substantially all of the expenses incident to this offering of the shares of common stock by the selling shareholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. Such expenses are currently estimated to be approximately $70,000. We have agreed to indemnify the selling shareholders and certain related persons against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the common stock may not be sold unless the common stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


                                 LEGAL OPINIONS

     Our outside law firm, Akin, Gump, Strauss, Hauer, & Feld, L.L.P., San Antonio, Texas, has issued a legal opinion regarding the legality of the shares.


                                     EXPERTS

     Our financial statements as of June 30, 1998 and 1997, and for each of the years in the three year period ended June 30, 1998, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP contains an explanatory paragraph that states that we have suffered recurring losses and incurred negative cash flow from operations, which conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the common stock registered hereby are as follows:


SEC registration fee.................................................... $8,268

Nasdaq Listing of Additional Shares filing fee.......................... 35,000

Legal fees and expenses................................................. 20,000*

Accounting fees and expenses............................................  2,500*

Miscellaneous ..........................................................  4,232*
                                                                         ------

         Total..........................................................$70,000*
                                                                        =======

---------------
* Estimated.

Item 15.  Indemnification of Directors and Officers.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) any transaction from which such director derived an improper personal benefit; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     We amended our Articles of Incorporation and added Article Ten adopting such limitations on a director's liability. Our Articles of Incorporation also provide in Article Ten, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article VIII of our bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer or employee of the company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     We have obtained an insurance policy which provides for indemnification of officers and directors of the company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16.  Exhibits

     Exhibits

     3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

     3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992.
          (a)

     3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

     3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

     3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

     3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

     3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (e)

     3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (e)

     3.9  Bylaws of the Company and Amendments to Bylaws. (a)(d)

     4.1  Form of Class A Common Stock Purchase Warrant. (c)

     4.2  Form of Class B Common Stock Purchase Warrant. (c)

     5.   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (e)

     23.1 Consent of KPMG LLP. (e)

     23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24. Power of Attorney (included as part of signature page of this Registration Statement).

--------------------------------

     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)  Filed as an exhibit to Form 8-K filed August 4, 1998.

     (d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

     (e)  Filed herewith.

Item 17.  Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 26, 1999.

                              DATA RACE, INC.


                              By: /s/ Dr. W. B. Barker
                                 ----------------------------------
                                  Dr. W. B. Barker
                                  President and Chief Executive Officer


                                POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of DATA RACE, Inc., hereby constitute and appoint Dr. W. B. Barker and Gregory T. Skalla, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

                 Name                    Title                      Date
                 ----                    -----                      ----

 /s/ Dr. W. B. Barker          President, Chief Executive      January 26, 1999
-----------------------------  Officer and Director
 Dr. W. B. Barker

 /s/ Gregory T. Skalla         Vice President-Finance, Chief   January 28, 1999
-----------------------------  Financial Officer, Treasurer
 Gregory T. Skalla             and Secretary (Principal Financial
                               and Accounting Officer)

 /s/ Jeffrey P. Blanchard      Chairman of the Board of        January 25, 1999
-----------------------------  Directors
 Jeffrey P. Blanchard

 /s/ Mathew A. Kenny          Director                         January 27, 1999
-----------------------------
 Matthew A. Kenny

 /s/ George R. Grumbles       Director                         January 26, 1999
-----------------------------
 George R. Grumbles

 /s/ Dwight E. Lee            Director                         January 25, 1999
-----------------------------
 Dwight E. Lee

 /s/ Edward A. Masi           Director                         January 26, 1999
-----------------------------
 Edward A. Masi

                                INDEX TO EXHIBITS
Exhibits

3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992. (a)

3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (e)

3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (e)

3.9  Bylaws of the Company and Amendments to Bylaws. (a)(d)

4.1  Form of Class A Common Stock Purchase Warrant. (c)

4.2  Form of Class B Common Stock Purchase Warrant. (c)

5.   Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (e)

23.1 Consent of KPMG LLP. (e)

23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

24. Power of Attorney (included as part of signature page of this Registration Statement).

--------------------------------

(a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

(b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

(c)  Filed as an exhibit to Form 8-K filed August 4, 1998.

(d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

(e)  Filed herewith.


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